Exhibit 99.3

WESTPAC BANKING CORPORAITON

CERTIFICATE OF COMPLIANCE

OFFICERS CERTIFICATE OF COMPLIANCE

The undersigned, a duly authorised representative of Westpac Banking Corporation, acting as Servicer (the “Servicer”) pursuant to the Servicing Agreement between Westpac Banking Corporation, Westpac Securities Administration Limited as Trustee and Westpac Securitisation Management Pty Limited as Trust Manager dated 12 March 2002 (the “Agreement”), certifies that:

1. As of the date hereof, Westpac Banking Corporation is the Servicer of Series 2002-1G WST Trust and Series 2005 – 1G WST Trust (“Trusts”).

2. A review of the activities of the Servicer during the 12 months ending 30 June 2006 and its performance under the pooling and servicing agreement or similar agreement, referred to above as the Agreement, has been made under my supervision.

3. Based on such review, to my knowledge and after making appropriate enquiries, the Servicer has fulfilled its obligations under the pooling and servicing agreement or similar agreement relating to the Trusts throughout the financial year ended 30 June 2006, except as may be set forth in paragraph 4 below.

4. The following is a description of any exceptions to paragraph 3. above: None.

Capitalised terms used but not defined in this Officer’s Certificate of Compliance have their respective meanings set forth in the Agreement, unless the context requires otherwise or unless otherwise defined in the Officer’s Certificate.

Signature:	/s/ Trudy Vonhoff
Name:	Trudy Vonhoff
Title:	General Manager Operations
25 August 2006